Exhibit 10.14

SAVINGS BANK OF MAINE

Consulting Agreement

AGREEMENT, made this September 25, 2009 by and between Savings Bank of Maine, a Maine corporation with its principal place of business at 190 Water Street, Gardiner, Maine, and Dennis A. Carolin, an individual residing at 72 Parkwood Drive, Augusta, Maine 04330.

In consideration of the mutual covenants and agreements herein contained, and intending to be legally binding, the parties agree as follows:

1.	Services. The bank hereby engages Dennis Carolin as Chief Financial Officer working in our Gardiner main office. He may perform other related duties as required for the operation of the business, and will work under the oversight of Arthur Markos, President.

2.	Performance and Term. The consultant agrees to work under the schedule described in Item #4 to perform the job from his start date of October 1, 2009 until such time as either party gives notice of termination of the Agreement. Notwithstanding, this Agreement may be terminated by the Employer upon the occurrence of any of the following:

a.	The physical or mental disability or incapacity of the consultant rendering him incapable of performing his duties under this Agreement.
b.	The commission by the consultant of any felony, or any misdemeanor carrying a possible term of incarceration, or any deliberate and premeditated act against the interests of the Employer.

Additionally, this Agreement can be terminated without cause by either the consultant or the bank.

The intention of both the bank and Dennis is that this agreement will continue pending OTS approval which is anticipated within 4-5 weeks. After approval, it is both parties’ intentions that Dennis will be converted to full time employee status earning a standard compensation and benefit package.

Dennis is in the process of having his CPA reinstated in Maine, realizing this is a requirement for this job. His anticipated reinstatement will occur by November 2009.

3.	Compensation. As compensation for all of the services rendered by the consultant, compensation shall be based on an annual equivalent salary of $140,400 payable weekly on a per hour basis of $67.50. Dennis will submit his invoice to Arthur Markos for approval on a weekly basis.

Additionally, Dennis will be immediately eligible for holiday pay (on the same basis as employees). Regarding other benefits, time worked during the agreement time will be credited toward any waiting periods for benefits where legally feasible.

4.	Work Schedule. Your standard work schedule is anticipated to be Monday through Friday, 7:00am - 4:00pm with an hour lunch period.

5.	Confidential Information. The consultant acknowledges that the services which he will perform for the bank and the knowledge he will obtain of the bank’s business practices, plans, financial data, and customers are of a confidential and valuable nature. The consultant agrees that he will not divulge to others or use for his own benefit information obtained in the course of his consulting. Dennis further agrees that the remedy for his breach of this section shall be found in Section 2.

6.	Choice of Law. This Agreement shall be construed and enforced, both as to interpretation and performance, according to the laws of the State of Maine.

7.	Void Provisions. If any provision of this Agreement conflicts with any statute, rule of law or regulation of any person or entity having jurisdiction over any portion of the subject matter herein then such provision shall be deemed null and void to the extent that it may conflict therewith but the remaining provisions hereof shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement effective on the day and year first above written.

SAVINGS BANK OF MAINE

By	/s/ Dennis A. Carolin
Consultant

By	/s/ Allison B. Pederson
SVP, HR

By	/s/ Lorene M. Larrabee
Witness